EMPLOYMENT AGREEMENT AMENDMENT AND MODIFICATION

Radio One, Inc. (“Company”), a Delaware corporation having its principal place of business at 5900 Princess Garden Parkway, Lanham, Maryland, and Barry A. Mayo (“Employee”), an individual residing at 300 Massachusetts Avenue, NW, Washington, D.C., hereby agree to amend and modify that certain Employment Agreement (“Agreement”) made and entered into as of the 6th day of August, 2007, as follows:

1.	Amendment to Section 5. Section 5 of the Agreement hereby is amended by adding the following subsection (d) thereto:

5.            Compensation.

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(d)
Bonus Payment Schedule.  Any bonus payments due Employee pursuant to subsection (b) hereof shall be made to Employee as a cash lump sum no later than the end of the quarter following the quarter during which the bonus was earned.  Any bonus payments due Employee pursuant to subsection (c) hereof shall be made to Employee as a cash lump sum no later than March 15th following the end of the calendar year during which the incentive compensation was earned.

2.	Amendment to Section 11. Section 11 of the Agreement hereby is amended by adding the following subsections (f) and (g) thereto:

11.	Termination.

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(f)
To the extent any severance payments due Employee pursuant to subsection (b) hereof shall be treated as deferred compensation under Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder (collectively, “Code Section 409A”), payment of such amount shall be delayed until the first day of the seventh month following the date of Employee’s termination, but only to the extent that such delay is necessary in order to avoid penalties under Code Section 409A with respect to payments to a Specified Employee, as defined in Treasury Regulations Section 1.409A-1(i) upon Separation from Service, as defined in Treasury Regulations Section 1.409A-1(h).

(g)	As used in this Section 11, the term “Employee’s termination” shall mean a “Separation from Service” as defined in Code Section 409A.

3.	Amendment to Section 20. Section 20 of the Agreement hereby is amended by adding the following subsection (h) thereto:

20.	Miscellaneous Provisions.

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(h)
Amendment to Comply with Section 409A of the Internal Revenue Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Code Section 409A, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A, and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided that any such amendment shall not materially change the present value of the benefits payable to the Employee hereunder or otherwise materially adversely affect the Employee, Company, or any affiliate of Company, without the consent of such party.

Except as expressly set forth herein, all other terms and conditions of the Agreement shall remain as set forth therein.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement Amendment and Modification to be effective as of the 7th day of October, 2008.

RADIO ONE, INC.                                                        BARRY A. MAYO

By:                                                                             Signature:
Linda J. Vilardo

Title:                Vice President                                                       Address:   300 Massachusetts Avenue, NW
   Washington, D.C.  20001

Date:         December 08, 2008                                      Date:    December 08, 2008